Exhibit 99.1

Bioanalytical Systems, Inc. Announces

First Quarter Fiscal 2021 Financial Results

WEST LAFAYETTE, IN, February 9, 2021 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (the “Company”, “We”, “Our” or “Inotiv”), doing business as Inotiv, a leading provider of nonclinical and analytical contract research services, today announced financial results for the three months ended December 31, 2020 (“Q1 FY 2021”).

Q1 FY 2021 Highlights

•	Revenue grew 38.5% to $17.9 million, from $12.9 million during the fiscal quarter ended December 31, 2019 (“Q1 FY 2020”), driven by $3.5 million of internal growth and $1.5 million of incremental revenue from a full quarter of operations at our Fort Collins, CO, location (legacy Pre-Clinical Research Services, Inc. [“PCRS”]).

•	Gross profit increased 69.0% to $5.9 million, from $3.5 million in Q1 FY 2020, reflecting higher revenue and a 594 basis point expansion in gross margin to 32.86%.

•	Operating income totaled $14,000, compared to an operating loss of $1.0 million in Q1 FY 2020, reflecting higher gross profit on higher revenue and a 203 basis point decrease in operating expenses as a percent of revenue.

•	Net loss was $366,000, or $(0.03) per diluted share, compared to a net loss of $1.4 million, or $(0.13) per diluted share, in Q1 FY 2020.

•	Adjusted EBITDA increased 169.4% to $1.3 million, from $481,000 in Q1 FY 2020.

•	Book-to-bill ratio of 1.16x for services business.

•	Ending backlog of $45.3 million, up 26.9% compared to $35.7 million at the end of Q1 FY 2020 and up from $43.8 million at September 30, 2020.

Robert Leasure, Jr., the Company's President and Chief Executive Officer, commented, “We commenced fiscal 2021 with improved first quarter financial results, including 38.5% revenue growth year over year, expanding margins, positive operating income and $1.3 million of adjusted EBITDA. This quarter demonstrates the operating leverage inherent in our business as we grow revenue and the value of continuing to invest in our people, capacity, infrastructure, systems and services. Our organization’s unification under the Inotiv brand name, along with our client-service oriented culture, continued to drive performance, as reflected in our increasing revenue, quarter-end backlog of $45.3 million and book-to-bill ratio of 1.16x.”

Mr. Leasure concluded, “Our quarter-end backlog, positive first quarter book-to-bill ratio and seeing our team and business mature this quarter gives us additional confidence to continue to invest in our future. We believe that we have significant opportunities ahead of us to expand our services, generate favorable returns on our investments and drive value for shareholders. We also have opportunities to continue to improve and escalate the client experience, while strengthening our winning culture and creating a professional, gratifying work environment.”

Q1 FY 2021 Review

Q1 FY 2021 revenue increased 38.5% to $17.9 million, from $12.9 million in Q1 FY 2020. The majority of the increase in revenue was due to internal growth, augmented by $1.5 million of incremental revenue from PCRS, which the Company acquired in December of 2019.

Service segment revenue for Q1 FY 2021 increased 40.3% to $17.0 million, from $12.1 million in Q1 FY 2020. The increase in service revenue was due toincremental revenue of $1.5 million in Q1 FY 2020 attributable to a full quarter of Fort Collins, CO, (legacy PCRS) related operations, combined with additional revenue as a result of the expansion of our Evansville location and organic growth.

Cost of Service revenue as a percentage of Service revenue decreased to 68.1% in Q1 FY 2021, from 73.4% in Q1 FY 2020. Service gross margin increased to 31.9% in Q1 FY 2021, from 26.6% in Q1 FY 2020, reflecting operating leverage and the greater utilization of recently expanded capacity.

Product segment revenue increased 9.9% to $853,000 in Q1 FY 2021, from $776,000 in Q1 FY 2020, reflecting higher sales of Culex in-vivo sampling systems and analytical instruments, partially offset by a decrease in other instruments.

Cost of Product revenue as a percentage of Product revenue in Q1 FY 2021 decreased to 48.2% from 68.3% in Q1 FY 2020, due to expense reductions implemented in the last half of FY 2020 and improved margins on existing sales. Product gross margin increased to 51.8% in Q1 FY 2021, from 31.7% in Q1 FY 2020.

The book-to-bill ratio for Q1 FY 2021 was 1.16x. We continued to build our infrastructure for growth, which included additional headcount and investments in research and development, technology, and systems. We believe the benefit of the PPP loan has allowed us to continue to retain our employees and safely maintain business operations through recent periods. Our backlog at the end of Q1 FY 2021 was $45.3 million, compared to $35.7 million at the end of Q1 FY 2020.

Net loss in Q1 FY 2021 totaled $366,000, or $(0.03) per diluted share, an improvement of $1.1 million compared to a net loss of $1.4 million, or $(0.13) per diluted share in Q1 FY 2020.

Adjusted EBITDA increased 169.4% to $1.3 million in Q1 FY 2021, from $481,000 in Q1 FY 2020.

Cash Provided by Operating Activities and Financial Condition

Cash provided by operating activities was $1.7 million in Q1 FY 2021, compared to $1.5 million in Q1 FY 2020.

As of December 31, 2020, the Company had $1.2 million in cash and cash equivalents and there was a $0 balance on its general line of credit. Borrowings on our $3.0 million capex line of credit increased by $387 to the maximum balance of $3.0 million. In Q1 FY 2021, cash from operations, cash on hand and financing activities funded capital expenditures of $1.5 million for the investment in laboratory equipment to increase capacity and improvements to our Fort Collins facility.

Conference Call

Management will host a conference call on Tuesday, February 9, 2021, at 4:30 pm ET to discuss Q1 FY 2021 financial results.

Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The live conference call webcast also will be accessible in the Investors section of the Company’s website, and directly via the following link:

https://78449.themediaframe.com/dataconf/productusers/bas2/mediaframe/43273/indexl.html.

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investors section of Inotiv’s web site at: https://www.inotivco.com/investors/investor-information/.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are Adjusted EBITDA for the three months ended December 31, 2020 and 2019. Adjusted EBITDA as reported herein refers to a financial performance measure that excludes from net income (loss) income statement line items interest expense and income taxes (benefit) expense, as well as non-cash charges for depreciation and amortization, stock option (benefit) expense, United Kingdom lease liability reversal benefit, non-recurring acquisition and integration costs and other non-recurring third-party costs, such as recruiting costs, consulting fees related to the adoption of two accounting standards, and expenses for rebranding and new website launch.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that Adjusted EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About the Company

Bioanalytical Systems, Inc., doing business as Inotiv, is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com  for more information about the Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Bioanalytical Systems, Inc., dba Inotiv	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,
	2020	2019
	(unaudited)	(unaudited)
Service revenue	$17,032	$12,142
Product revenue	853	776
Total revenue	17,885	12,918

Cost of service revenue	11,597	8,911
Cost of product revenue	411	530
Total cost of revenue	12,008	9,441

Gross profit	5,877	3,477
Operating expenses:
Selling	625	882
Research and development	196	162
General and administrative	5,042	3,453
Total operating expenses	5,863	4,497

Operating income (loss)	14	(1,020)

Interest expense	(347)	(311)
Other income	—	2
Net loss before income taxes	(333)	(1,329)

Income tax expense	33	97

Net loss	$(366)	$(1,426)

Basic net loss per share	$(0.03)	$(0.13)
Diluted net loss per share	$(0.03)	$(0.13)

Weighted common shares outstanding:
Basic	11,016	10,669
Diluted	11,016	10,669

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2020	September 30, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,155	$1,406
Accounts receivable
Trade, net of allowance of $561 at December 31, 2020 and September 30, 2020	8,937	8,681
Unbilled revenues and other	2,448	2,142
Inventories, net	876	700
Prepaid expenses	2,546	2,371
Total current assets	15,962	15,300

Property and equipment, net	29,316	28,729
Operating lease right-of use-assets, net	4,093	4,001
Finance lease right-to use assets, net	4,742	4,778
Goodwill	4,368	4,368
Other intangible assets, net	4,104	4,261
Lease rent receivable	131	75
Other assets	82	81

Total assets	$62,798	$61,593

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,630	$3,196
Restructuring liability	178	168
Accrued expenses	1,599	2,688
Customer advances	13,635	11,392
Capex lines of credit	3,000	2,613
Current portion on long-term operating lease	949	866
Current portion of long-term finance lease	4,693	4,728
Current portion of long-term debt	6,877	5,991
Total current liabilities	34,561	31,642
Long-term operating leases, net	3,358	3,344
Long-term finance leases, net	40	44
Long-term debt, less current portion, net of debt issuance costs	17,208	18,826
Deferred tax liabilities	175	141
Total liabilities	55,342	53,997

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
25 Series A shares at $1,000 stated value issued and outstanding at December 31, 2020 and at September 30, 2020	25	25
Common shares, no par value:
Authorized 19,000,000 shares; 11,117,999 issued and outstanding at December 31, 2020 and 10,977,675 at September 30, 2020	2,741	2,706
Additional paid-in capital	26,966	26,775
Accumulated deficit	(22,276)	(21,910)
Total shareholders’ equity	7,456	7,596
Total liabilities and shareholders’ equity	$62,798	$61,593

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2020	2019
GAAP Net income (loss)	$(366)	$(1,426)

Add back: Interest expense	347	311
Income tax expense	33	97
Depreciation and amortization	1,101	749
Stock option expense	181	97
United Kingdom lease liability reversal benefit	—	(60)
Acquisition and integration costs	—	270
Other non-recurring, third-party costs	—	443

Adjusted EBITDA	$1,296	$481

Adjusted EBITDA - Earnings before interest expense, income taxes (benefit) expense, depreciation and amortization, stock option expense, United Kingdom lease liability reversal benefit and foreign currency impact on liability, non-recurring acquisition and integration costs and other non-recurring third-party costs.